Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

                Greenland Technologies Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Ordinary shares, no par value per share, underlying outstanding pre-funded warrants	Rule 457(a)	616,026	(2)	$4.17	(4)	$2,568,828.42	0.0000927	$238.13
Fees To Be Paid	Equity	Ordinary shares underlying outstanding common warrants	Rule 457(a)	4,530,000	(3)	$4.49	(5)	$20,339,700	0.0000927	$1,885.49
	Total Offering Amounts							$22,908,528.42		$2,123.62
	Total Fees Previously Paid									$0
	Total Fee Offset									$0
	Net Fee Due									$2,123.62

(1)	In the event of a share split, reverse share split, share dividend or similar transaction involving our ordinary shares, the number of shares registered shall automatically be adjusted to cover the additional shares of ordinary shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents the issuance by the registrant of 616,026 ordinary shares that may be issued upon exercise of the pre-funded warrants held by the selling securityholder named in the prospectus that forms a part of this registration statement on Form S-1 (the “Selling Securityholder”).
(3)	Represents the issuance by the registrant of 1,818,182 ordinary shares that may be issued upon exercise of the common warrants held by Selling Shareholder.
(4)	Based on the aggregate exercise price of the pre-funded warrants of $4.17 per ordinary share in accordance with Rule 457(g) under the Securities Act.
(5)	Based on the exercise price of the warrants of $4.49 per ordinary share in accordance with Rule 457(g) under the Securities Act.